Kforce Inc.

1001 East Palm Ave.

Tampa, FL 33605

(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Chief Corporate Development Office

(813) 552-2927

KFORCE EXPECTS TO RECORD A NON-CASH IMPAIRMENT CHARGE IN

ITS GOVERNMENT SOLUTIONS REPORTING UNIT

TAMPA, Fla., July 23, 2012 (GLOBE NEWSWIRE) – Kforce Inc. (Nasdaq: KFRC), a provider of professional staffing services and solutions, today announced that it expects to record a non-cash goodwill impairment charge in the second quarter of 2012 relating to goodwill arising out of acquisitions made by Kforce in 2006 and 2008 in its Government Solutions (GS) reporting unit. The non-cash impairment charge is estimated to be in the range of $60 million to $70 million on a pre-tax basis.

Joe Liberatore, Chief Financial Officer said, “The non-cash impairment charge was identified in connection with an interim goodwill impairment assessment that was performed during the 2nd quarter of 2012, which indicated an impairment of the carrying value of GS likely existed. The interim goodwill impairment assessment was performed in conjunction with a reforecast of GS’ results for the remainder of 2012 and beyond. GS revenues and pipeline continues to be adversely impacted by increasingly significant delays in the start-up of already executed and funded projects due to acute shortages of acquisition and contracting personnel within certain Federal Government agencies, uncertainty of funding levels of various Federal Government programs and agencies and the increasingly uncertain macro-economic and political environment. All of these factors have had an adverse effect on GS operations and forecasted cash flows, its enterprise value as well as overall equity values in the GS sector. Against this uncertain backdrop, revenues for our GS reporting unit for the second quarter are now expected to decline and may be approximately $21.5 million.”

Mr. Liberatore continued, “We expect that the impairment charge will not result in any cash expenditures and will not affect Kforce’s cash position, cash flow from operating activities, free cash flow, liquidity position and should not have any effect on current or future operations of Kforce. The impairment charge that will be recorded in the 2nd quarter of 2012 is an estimate and is subject to change once the second step of the impairment test is completed.”

On Tuesday, July 31, 2012, Kforce will host a conference call to discuss the second quarter results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-344-3890. The replay of the call will be available from 8:00 p.m. Eastern Time Tuesday, July 31 to August 14, 2012 by dialing (800) 642-1687, passcode 43180942.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 14, 2012.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,200 associates and approximately 10,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 63 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.